Exhibit 97.1
Compensation Recovery Policy
Policy
The purpose of this policy is to reinforce Sempra’s high-performance culture and pay-for-performance compensation philosophy by requiring, among other things, the recovery of certain compensation upon the occurrence of certain specified events as expressly set forth in this policy and to comply with the listing rules of the NYSE.

Except where expressly limited to Covered Officers, this policy applies to all employees (including officers) of Sempra and all Sempra Companies. Capitalized terms used in this policy are defined in the Definitions section.

Compensation is subject to recoupment pursuant to this policy:

•In connection with Accounting Restatements resulting in Erroneously Awarded Compensation in accordance with Section 303A.14 of the NYSE Listed Company Manual
•In connection with Material Restatements resulting in SOX Recoverable Compensation in accordance with Section 304 of the Sarbanes-Oxley Act
•In accordance with Applicable Recovery Arrangements

Recovery of compensation under this policy will not constitute “good reason” for resignation of employment, nor shall it constitute a “constructive termination” or in any other manner give rise to any severance compensation or benefit upon resignation of employment.

Neither Sempra nor any Sempra Company will indemnify or insure any person against the loss of any compensation recovered under this policy, nor will Sempra or any Sempra Company directly or indirectly pay or reimburse any person for any premiums for third-party insurance policies that such person may elect to purchase to fund potential obligations under this policy.

Recovery of Erroneously Awarded Compensation
Subject to the exceptions set forth under “Exceptions to Recovery of Erroneously Awarded Compensation,” if Sempra is required to prepare an Accounting Restatement, Sempra will recover Reasonably Promptly from each Covered Officer any Erroneously Awarded Compensation. Sempra’s obligation to recover Erroneously Awarded Compensation is not dependent on if or when restated financial statements are actually filed with the SEC.

Exceptions to Recovery of Erroneously Awarded Compensation
Sempra will not be required to recover Erroneously Awarded Compensation if the Compensation Committee determines that either (i) the direct costs paid to third parties to assist in enforcing recovery would exceed such compensation or (ii) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of Sempra or a Sempra Company, to fail to meet the Qualified Plan Requirements. Sempra will make reasonable attempts to recover Erroneously Awarded Compensation before determining that it is impracticable to do so pursuant to the foregoing clause (i) and will document its attempts and provide such documentation to the NYSE pursuant to the Applicable Rules.

In addition, Erroneously Awarded Compensation received by a person during the Recovery Period, but before the later of October 2, 2023 and the date that the person commenced service as an Officer, is not subject to recovery under this section.

Disclosure of Erroneously Awarded Compensation
Any Erroneously Awarded Compensation that remains unrecovered after 180 days will be disclosed pursuant to the Applicable Rules.

Recovery of SOX Recoverable Compensation
If Sempra and/or a Public Sempra Subsidiary, as applicable, is required to prepare a Material Restatement, each Covered Officer will reimburse Sempra or the Public Sempra Subsidiary, as applicable, Reasonably Promptly for any SOX Recoverable Compensation received by such Covered Officer.

Recovery under Applicable Recovery Arrangements
Compensation of each employee of Sempra or any Sempra Company is subject to recoupment in accordance with any Applicable Recovery Arrangements that apply to such employee.

Limitation on Duplicative Recovery; Non-Exclusive
For purposes of this policy, unless otherwise prohibited by the Applicable Rules, any portion of Statutorily Recoverable Compensation that was previously recovered pursuant to any Applicable Recovery Arrangements will be credited to such Statutorily Recoverable Compensation. Notwithstanding anything to the contrary herein, the aggregate Statutorily Recoverable Compensation shall not exceed the amount required to be recovered by the Applicable Rules, and this policy is not intended to otherwise require the recovery of any additional amounts or double counting of amounts covered by different provisions of this policy.

Except as otherwise determined by the Compensation Committee and subject to the preceding paragraph, any remedy specified in this policy will not be exclusive and will be in addition to every other right or remedy that may be available to Sempra or any Sempra Company.

Manner of Recovery
The Compensation Committee will determine, in its sole discretion, the manner of recovery of any Recoverable Compensation, consistent with the Applicable Rules with respect to Statutorily Recoverable Compensation, which may include, without limitation, to the extent permitted by law:
•Requiring repayment of compensation previously paid (whether paid in cash, securities or otherwise)
•Seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards
•Offsetting Recoverable Compensation from any compensation otherwise owed by Sempra or an affiliate of Sempra, whether or not such compensation is considered Incentive Compensation
•Reducing or cancelling outstanding vested or unvested equity-based awards (including equity-based awards that vest solely through the passage of time)
•Taking any other remedial actions that the Compensation Committee deems appropriate

The Compensation Committee will use commercially reasonable efforts to select a method for recovery that would not result in an employee (including any Covered Officer) being subject to the interest and additional tax provisions of Section 409A.

Administration and Interpretation
This policy will be administered by the Compensation Committee. To the extent permitted under applicable law, including any Applicable Rules, the Compensation Committee may delegate administrative duties with respect to this policy to one or more of Sempra’s officers or employees.

The Compensation Committee is authorized to interpret and construe this policy and to make all determinations necessary, appropriate or advisable for its administration. It is intended that, with respect to Statutorily Recoverable Compensation, this policy be interpreted and applied in a manner that is consistent with the Applicable Rules, and to the extent this policy is inconsistent with such rules, it will be deemed amended to the minimum extent necessary to comply therewith. Subject to any permitted review by the NYSE or the SEC pursuant to the Applicable Rules, all determinations and decisions made by the Compensation Committee pursuant to this policy will be final, conclusive and binding on all persons, including all employees (including Covered Officers) and their respective beneficiaries, heirs, executors, administrators or other legal representatives and Sempra and its affiliates, shareholders and employees. The Compensation Committee may amend, modify or terminate this policy in its sole discretion, provided that such amendment, modification or termination complies with applicable law, including any Applicable Rules.

If any provision or application of this policy shall be adjudicated to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions or applications of this policy, and the invalid, illegal or unenforceable provisions shall be deemed amended to the minimum extent necessary to render any such provision (or the application of such provision) valid, legal or enforceable. None of Sempra, any Sempra Company, any employee or officer of Sempra, or any member of the Board (or any duly authorized committee) will have any liability to any person as a result of actions taken in good faith under this policy.

Nothing in this policy shall be interpreted to prevent the Compensation Committee from consulting with a Covered Officer or other employee about any matter related to the recovery of Recoverable Compensation, including, without limitation, the reasons for such recovery, the timing of such recovery, and the prospective source or sources of such recovery.
With respect to Covered Officers, in the event of any conflict between the provisions of this policy specific to Covered Officers and the provisions of this policy dealing with all employees, the provisions specific to Covered Officers shall prevail.

Definitions
Accounting Restatement – A required accounting restatement of Sempra’s financial statements due to material noncompliance with a financial reporting requirement under applicable securities laws, including accounting restatements that correct an error in previously issued financial statements (i) that is material to the previously issued financial statements or (ii) that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

Applicable Recovery Arrangements – Any clawback, recoupment, forfeiture or similar policies or provisions of Sempra or any Sempra Company, including any such policies or provisions of such effect contained in any employment agreement, bonus plan, incentive plan, equity-based plan or award agreement thereunder or similar plan, program, agreement or arrangement of Sempra or a Sempra Company and any compensation recovery policy otherwise required by applicable law.

Applicable Rules – With respect to an Accounting Restatement, Section 10D of the Exchange Act, Rule 10D-1 promulgated thereunder, the listing rules of the NYSE, and any applicable rules, standards or other guidance adopted by the SEC or the NYSE, and any applicable U.S. federal court rulings, orders or decrees. With respect to a Material Restatement, Section 304 of the Sarbanes-Oxley Act, any applicable rules, standards or other guidance adopted by the SEC, and any applicable U.S. federal court rulings, orders or decrees.

Board – Sempra’s Board of Directors.

Compensation Committee – The Compensation and Talent Development Committee of the Board.

Covered Officer – With respect to an Accounting Restatement, any current or former Officer who (i) received Erroneously Awarded Compensation and (ii) served as an Officer, in each case during the Recovery Period related to such Accounting Restatement. With respect to a Material Restatement, any person who served as the Chief Executive Officer or the Chief Financial Officer of Sempra and/or a Public Sempra Subsidiary, as applicable, on the earlier of the first public issuance or the first filing with the SEC of the financial document embodying the financial reporting requirement related to such Material Restatement.

Erroneously Awarded Compensation – With respect to an Accounting Restatement, the amount of Incentive Compensation received by each Covered Officer during the Recovery Period related to such Accounting Restatement that exceeds the amount of Incentive Compensation that otherwise would have been received by such Covered Officer based on a restated Financial Reporting Measure, as determined on a pre-tax basis and otherwise in accordance with the Applicable Rules. For Incentive Compensation based on TSR or stock price where the Erroneously Awarded Compensation is not subject to mathematical recalculation directly from information in an Accounting Restatement, the Erroneously Awarded Compensation will be based on the Compensation Committee’s reasonable estimate of the effect of the Accounting Restatement on the applicable TSR or stock price measure, with such analysis documented and provided to the NYSE pursuant to the Applicable Rules. For purposes of this definition, when Incentive Compensation is deemed “received” will be determined under the Applicable Rules, which generally provide that Incentive Compensation is “received” in the fiscal period during which the relevant Financial Reporting Measure is attained or satisfied, without regard to whether the grant, vesting or payment of the Incentive Compensation occurs after the end of that period.

Exchange Act – Securities Exchange Act of 1934, as amended.

Financial Reporting Measures – Measures that are determined and presented in accordance with the accounting principles used in preparing the financial statements of Sempra or a Sempra

Company, and any measures derived wholly or in part from such financial measures, including both GAAP and non-GAAP financial measures, as well as stock price and TSR. For avoidance of doubt, a Financial Reporting Measure need not be presented within the applicable company’s financial statements or included in a filing with the SEC.

GAAP – Generally accepted accounting principles of the United States of America.
Incentive Compensation – Any compensation that is granted, earned or vested based wholly or in part upon the attainment of one or more Financial Reporting Measures and received by a person who served as an Officer at any time during the performance period for that compensation. Unless required by the Applicable Rules, Incentive Compensation does not include the following:

•Salaries
•Bonuses paid solely at the discretion of the Compensation Committee or the Board that are not paid from a bonus pool that is determined by satisfying a financial reporting measure performance goal
•Bonuses paid solely upon satisfying one or more subjective standards (e.g., demonstrated leadership) and/or completion of a specified employment period
•Non-equity incentive plan awards earned solely upon satisfying one or more strategic measures (e.g., consummating a merger or divestiture), or operational measures (e.g., completion of a project)
•Equity awards for which the grant is not contingent upon achieving any financial reporting measure performance goal and vesting is contingent solely upon completion of a specified employment period and/or attaining one or more nonfinancial reporting measures
•Any other compensation that by rule, law, or judicial or administrative interpretation or order does not constitute Incentive Compensation under the Applicable Rules

Material Restatement – An accounting restatement due to material noncompliance, as a result of misconduct, with a financial reporting requirement under applicable securities laws that corrects an error in previously issued financial statements that is material to such previously issued financial statements. The determination as to whether there was material noncompliance as a result of misconduct shall be made by the Audit Committee of the Board, whose determination shall be final, conclusive and binding.

NYSE – New York Stock Exchange

Officer – Each person who served as an “officer” of Sempra after October 1, 2023, as defined in Rule 10D-1 under the Exchange Act and Section 303A.14 of the NYSE Listed Company Manual (which, absent extraordinary circumstances or changes to the Applicable Rules, means any “officer” of Sempra as defined in Rule 16a-1(f) promulgated under Section 16 of the Exchange Act).

Public Sempra Subsidiary – A consolidated subsidiary of Sempra that is required to file reports pursuant to Section 13 or 15(d) of the Exchange Act.

Qualified Plan Requirements – The requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and the regulations under these statutes.

Reasonably Promptly – With respect to an Accounting Restatement, as soon as reasonably practicable given the particular facts and circumstances and, absent extraordinary circumstances, no later than 180 days after the Compensation Committee determines the Erroneously Awarded Compensation. With respect to a Material Restatement, as soon as reasonably practicable after the Compensation Committee determines the SOX Recoverable Compensation and the method and sources of recovery, given the particular facts and circumstances.

Recoverable Compensation – Statutorily Recoverable Compensation and/or the amount recoverable pursuant to the terms of any Applicable Recovery Arrangement(s), in each case as determined by the Compensation Committee in its sole discretion.

Recovery Period – With respect to an Accounting Restatement, the three completed fiscal years that immediately precede the date that the Board, a committee of the Board, or any officers that are so authorized, concludes, or reasonably should have concluded, that Sempra is required to prepare such Accounting Restatement, or, if earlier, the date on which a court, regulator or other legally authorized body directs Sempra to prepare such Accounting Restatement. With respect to a Material Restatement, the 12-month period following the earlier of the first public issuance or the first filing with the SEC of the financial document embodying the financial reporting requirement related to such Material Restatement.

Sarbanes-Oxley Act – Sarbanes-Oxley Act of 2002, as amended.

SEC – Securities and Exchange Commission.

Section 409A – Section 409A(a)(1)(B) of the Internal Revenue Code of 1986, as amended.

Sempra Company – A subsidiary or other entity as to which Sempra has majority ownership and control.

SOX Recoverable Compensation – With respect to a Material Restatement, the amount equal to the sum of (i) any bonus or other incentive-based or equity-based compensation received by each Covered Officer during the Recovery Period related to such Material Restatement and (ii) any profits realized by such Covered Officer from the sale of the issuer’s securities during the Recovery Period related to such Material Restatement.

Statutorily Recoverable Compensation – Erroneously Awarded Compensation and/or SOX Recoverable Compensation.

TSR – Total shareholder return.